-----------------------------------------------------------------------------
As filed with the Securities and Exchange Commission on January 14, 1994
                                                  Registration No. 33-________
- -----------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                         ELIZABETHTOWN WATER COMPANY
            (Exact name of registrant as specified in its charter)
           NEW JERSEY                       22-1683171
  (State or other jurisdiction           (I.R.S. Employer
       of incorporation or             Identification No.)
          organization)
                               600 South Avenue
                       Westfield, New Jersey 07091-0788
                                (908) 654-1234
             (Address, including zip code, and telephone number,
             including area code, of principal executive offices)

                           WALTER M. BRASWELL, Esq.
                Vice President, Secretary and General Counsel
                         Elizabethtown Water Company
                               600 South Avenue
                       Westfield, New Jersey 07091-0788
                                (908) 654-1234
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

               It is respectfully requested that the Commission send copies of all notices, orders and communications to:

DAVID P. FALCK, Esq.                         BART J. COLLI, Esq.
Winthrop, Stimson, Putnam & Roberts          McCarter & English
One Battery Park Plaza                       Four Gateway Center
New York, New York 10004-1490                100 Mulberry Street
                                             Newark, New Jersey  07102-4096

          Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of the Registration
Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                       CALCULATION OF REGISTRATION FEE
                                      Proposed      Proposed
                                       Maximum      Maximum
 Title of Securities     Amount to    Offering     Aggregate      Amount of
 to be Registered           be          Price       Offering    Registration
                        Registered    Per Unit     Price (1)         Fee






 Cumulative Preferred
 Stock,
 $100 par value and
 Cumulative Preferred
 Stock--$25 Par,
 $25 par value.             (2)          (2)      $27,000,000      $9,311

          (1) Assumed solely for the purpose of calculating the registration fee.
          (2) Pursuant to General Instruction II D, only the aggregate proceeds to be raised from the issue and sale of the securities registered herein is specified. In no event will the total of the aggregate par value of the Cumulative Preferred Stock, $100 par value, and the Cumulative Preferred Stock--$25 Par, $25 par value, herein registered exceed $27,000,000.

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
=============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.


                SUBJECT TO COMPLETION, DATED JANUARY 14, 1994

PROSPECTUS


                                 $27,000,000


                         ELIZABETHTOWN WATER COMPANY


                          Cumulative Preferred Stock



     Elizabethtown Water Company (the "Company") intends to offer from time to time, in one or more transactions, up to $27,000,000 aggregate par value of its Cumulative Preferred Stock, $100 par value and/or Cumulative Preferred Stock--$25 Par, $25 par value (collectively, the "Preferred Stock") in one or more series at prices and on terms to be determined at the time or times of sale. The series designation, number of shares in each series, rate and time of payment of dividends, initial public offering price, if any, redemption and sinking fund provisions, if any, and other specific terms of each series of the Preferred Stock in respect of which this Prospectus is being delivered will be set forth in an accompanying prospectus supplement (the "Prospectus Supplement").





        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                COMMISSION OR ANY STATE SECURITIES COMMISSION
                   PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS.  ANY REPRESENTATION TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.





     The Company intends to sell the Preferred Stock to or through underwriters, dealers, agents or directly to a limited number of purchasers. The names of, and the principal amounts to be purchased by or through, underwriters, dealers or agents, if any, the compensation of such persons and other terms in connection with the offering and sale of such Preferred Stock will be set forth in the Prospectus Supplement. See "Plan of Distribution".








               The date of this Prospectus is January __, 1994

                             AVAILABLE INFORMATION

          Elizabethtown Water Company ("Elizabethtown" or the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Company with the Commission (File No. 0-628) pursuant to the Exchange Act are incorporated herein by reference:

     (1) Annual Report of the Company on Form 10-K for the year ended December 31, 1992.

     (2) Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 1993,
          June 30, 1993 and September 30, 1993.

          All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Preferred Stock shall be deemed to be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents. Such documents and the documents enumerated above are hereinafter referred to as "Incorporated Documents"; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13, 14 or 15 of the Exchange Act in each year during which this offering is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after such filing of such Annual Report on Form 10-K.

          Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document or in an accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any document referred to above which has been incorporated in this Prospectus by reference other than exhibits to such document (unless such exhibits are specifically incorporated by reference into such document). Requests for such copies should be directed to: Andrew M. Chapman, Senior Vice President, Chief Financial Officer and Treasurer, Elizabethtown Water Company, 600 South Avenue, Westfield, New Jersey 07091-0788; Telephone number: (908) 654-1234. The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the Incorporated Documents.

          No person has been authorized to give any information or to make any representation not contained, or incorporated by reference, in this


Prospectus or, with respect to any series of the Preferred Stock, the Prospectus Supplement relating thereto, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus and a Prospectus Supplement nor any sale made thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of that Prospectus Supplement.

                                  THE COMPANY

          Elizabethtown Water Company (the "Company"), a New Jersey corporation, is a regulated water utility, one of whose corporate predecessors was first incorporated in 1854. The present corporation was formed in 1961 as the result of a consolidation of Elizabethtown Water Company Consolidated and Plainfield-Union Water Company. The Company owns all of the common stock of The Mount Holly Water Company ("Mount Holly"), which contributed approximately 3% of the Company's consolidated operating revenues for 1992. The Company and its subsidiary, Mount Holly, are engaged in the treatment and distribution of water for domestic, commercial, industrial and fire protection purposes and for resale to municipal systems and other investor-owned water companies. Throughout their central New Jersey service areas, the Company and Mount Holly serve a population of approximately 552,000 at retail and provide, on a wholesale basis, a portion of the water requirements of eight municipal systems and three investor-owned water utilities. At December 31, 1992, the Company was the fifth largest investor-owned water utility in the United States, based on gallons of water pumped annually.

          The Company and Mount Holly are subject to regulation by the New Jersey Board of Regulatory Commissioners with respect to rates and service, the issuance and sale of securities, classification of accounts, mergers, and other matters. The Company and Mount Holly periodically seek rate relief to cover the cost of increased operating expenses, increases in financing expenses due to additional investments in utility plant, and other costs of doing business.

          The Company is a wholly-owned subsidiary of E'town Corporation ("E'town"), a New Jersey corporation which acts primarily as a holding company for the Company and a real estate subsidiary, E'town Properties, Inc. The principal executive offices of the Company are located at 600 South Avenue, Westfield, New Jersey 07091-0788. The telephone number is
(908) 654-1234.



                               USE OF PROCEEDS

          As to be more fully set forth in the Prospectus Supplement, the net proceeds from the sale of the Preferred Stock will be used by the Company for general corporate purposes, including financing its ongoing construction program, repayment of short-term bank debt and redemption of outstanding preferred stock.

          Reference is made to the Incorporated Documents with respect to the Company's general capital requirements and general financing plans and capabilities.



                        DESCRIPTION OF PREFERRED STOCK

General

          The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock without par value, 500,000 shares of Junior Preferred Stock, $25 par value ("Junior Preferred Stock"), 200,000 shares of Cumulative Preferred Stock, $100 par value ("Cumulative Preferred Stock"), and 500,000 shares of Cumulative Preferred Stock--$25 Par, $25 par value ("Cumulative Preferred Stock--$25 Par"). As of December 31, 1993, no shares of Junior Preferred Stock or Cumulative Preferred Stock--$25 Par were outstanding, and 120,000 shares of Cumulative Preferred Stock were outstanding in a single series bearing dividends at the annual rate of $8.75 per share.


           Cumulative Preferred Stock and Cumulative Preferred Stock--$25 Par may be issued from time to time in series when authorized by the Company's
Board of Directors, up to the number of authorized but unissued shares of Cumulative Preferred Stock and Cumulative Preferred Stock--$25 Par, respectively, set forth in the Company's certificate of incorporation, as amended from time to time (the "Certificate of Incorporation"). The series designation, dividend rate (or method of determining dividend rate), redemption prices and other terms of each series are determined by the Board of Directors to the extent not fixed by the Certificate of Incorporation. The dividend rate, dividend payment dates, redemption, sinking fund, if any, and the other terms and provisions of each series of Preferred Stock will be set forth in the Prospectus Supplement.

          Shares of the Cumulative Preferred Stock and the Cumulative Preferred Stock--$25 Par rank on a parity in respect of dividends or payment in case of liquidation and, to the extent not fixed and determined by the Certificate of Incorporation, have the same rights, preferences and powers. The differences in liquidation value and voting rights are currently the only differences in rights between the two classes and are summarized below under "Liquidation Rights" and "Voting Rights", respectively. The Cumulative Preferred Stock and the Cumulative Preferred Stock--$25 Par are hereinafter collectively referred to as the "Senior Preferred Stock".

          The general provisions of the Senior Preferred Stock, applicable to all series of Cumulative Preferred Stock and Cumulative Preferred Stock--$25 Par, and the specific provisions applicable to each series, including the Preferred Stock, are set forth in the Certificate of Incorporation. Copies of the applicable provisions of the Certificate of Incorporation and the forms of the proposed certificates of amendment to the Certificate of Incorporation establishing series of the Preferred Stock, are filed with the Registration Statement of which this Prospectus is a part as exhibits. Certain provisions of the Company's Senior Preferred Stock are summarized below, and the section references are to the provisions of Article VII of the Certificate of Incorporation. The summary does not purport to be complete and is qualified in its entirety by express reference to the aforementioned exhibits to the Registration Statement for a complete statement of the Senior Preferred Stock provisions.


Dividend Rights

          The holders of Senior Preferred Stock of each series are entitled to receive cumulative cash dividends, in preference to the holders of Common Stock and the holders of Junior Preferred Stock, when and as declared by the Board of Directors out of funds legally available therefor at the rate provided for such series. Dividends may not be declared on any series of Senior Preferred Stock in respect of any quarterly dividend period unless there shall be likewise declared on all shares of all series of Senior Preferred Stock at the time outstanding, like proportionate dividends, ratably in proportion to the respective annual dividend rates fixed therefor in respect of all quarterly dividend periods terminating on the same or an earlier date. No dividend may be declared or paid on the Common Stock or Junior Preferred Stock or other stock of the Company subordinate to the Senior Preferred Stock in respect of dividends or assets (which together with Common Stock and Junior Preferred Stock is defined as "junior stock"), other than dividends payable solely in junior stock, unless all cumulative dividends on the outstanding Senior Preferred Stock have been paid or declared and a sum sufficient therefor set aside. Accruals of dividends shall not bear interest. (Section 2.B(a))

          Dividends on each series of Preferred Stock will be payable quarterly or otherwise at the rate provided for such series. Unless otherwise set forth in the Prospectus Supplement, dividends on each series of Preferred Stock shall be payable on March 1, June 1, September 1 and December 1 in each year for such series.

 Sinking Fund Provisions

          If a sinking fund is provided for a particular series of Preferred Stock, the Prospectus Supplement will describe the terms of the sinking fund for that series. See "Redemption and Purchase" herein for limitations on the Company's right to purchase Senior Preferred Stock if the Company is in arrears in the payment of dividends on any outstanding shares of Senior Preferred Stock.


Redemption and Purchase

          The Company, at the option of the Board of Directors, may at any time redeem any outstanding shares of Senior Preferred Stock for other than sinking fund purposes, either as a whole or in part, upon not less than 30 nor more than 60 days' prior notice, at the applicable redemption price provided for such series. In case of a redemption of only part of the outstanding shares of any series of Senior Preferred Stock, the redemption may be either pro rata or by lot as determined by the Board of Directors. (Section 2.B(c)) Notwithstanding the foregoing, for any particular series of Preferred Stock the Board of Directors may provide that no shares of such series shall be redeemable prior to a fixed date, which date shall be set forth in the applicable Prospectus Supplement. See the Prospectus Supplement with respect to any particular series of Preferred Stock for more information concerning the redemption provisions for that series.

          The Company may purchase any outstanding shares of Senior Preferred Stock at a price not exceeding the then current redemption price of such shares plus accrued dividends to the date of such purchase, except that no such purchase may be made if the Company is in arrears with respect to payment of dividends on any shares of Senior Preferred Stock outstanding or if any event of default exists under the Senior Preferred Stock provisions (Section 2.B(e)).


Liquidation Rights

          The Senior Preferred Stock is entitled to receive upon voluntary liquidation, dissolution or winding up of the affairs of the Company the then current redemption price for the particular series or, in respect of any period when no redemption price is so fixed, the par value per share thereof, and, upon involuntary liquidation, dissolution or winding up of the affairs of the Company $100 per share in the case of the Cumulative Preferred Stock and $25 per share in the case of the Cumulative Preferred Stock--$25 Par, plus in each case all dividends accumulated and unpaid to the date of such payment, before any payment is made on junior stock.


Voting Rights

          Except as otherwise provided by law or as described below, holders of Senior Preferred Stock have no voting rights (Sections 2.B(b)).

          Whenever the holders of the Senior Preferred Stock have the right to vote or consent to an action as provided by law or by the Senior Preferred Stock provisions, both classes of Senior Preferred Stock (except as described below) vote together as a single class, with each outstanding share of Cumulative Preferred Stock entitled to one vote and each share of Cumulative Preferred Stock--$25 Par entitled to 1/4 vote (Sections 2.B(b)).

          Whenever dividends on all outstanding shares of all series of the Cumulative Preferred Stock or Cumulative Preferred Stock--$25 Par shall be in default in an amount equivalent to four (4) full quarter-yearly dividends, and until all dividends in default on the Cumulative Preferred Stock or Cumulative Preferred Stock--$25 Par shall have been paid, the holders of all shares of the Senior Preferred Stock, voting separately as one class, shall be entitled to elect the smallest number of directors necessary to constitute a majority of the full Board of Directors, and the holders of the Common Stock and Junior Preferred Stock, voting separately as a class, shall be entitled to elect the remaining directors. Such special voting rights of the Senior Preferred Stock shall cease upon the termination of the condition giving rise thereto (Sections 2.B(b)(1) and (2)).

          Pursuant to the Certificate of Incorporation as it is to be amended at the time of the issuance and sale of the Preferred Stock, without the consent of the holders of a majority of the total number of shares of the Senior Preferred Stock then outstanding, the Company may not:

          1. Issue, sell or otherwise dispose of any additional shares of Senior Preferred Stock or of any other class of stock ranking prior to, or on a parity with, the Senior Preferred Stock as to dividends or assets, unless the gross income available for interest of the Company determined, after provision for depreciation and all taxes and in accordance with generally accepted accounting principles, for a period of twelve (12) consecutive calendar months within the fifteen (15) calendar months immediately preceding the issuance, sale or disposition of such stock, shall have been at least one and one-half times the sum of (x) the annual interest charges on all indebtedness of the Company having a maturity at date of issuance of more than one year and (y) the annual dividend requirements on all outstanding shares of the Senior Preferred Stock and all other classes of stock ranking prior to, or on a parity with, the Senior Preferred Stock as to dividends or assets, including the shares proposed to be issued; provided that there shall be excluded from the foregoing computation interest charges on all indebtedness and dividends on all shares of stock which are to be retired in connection with the issue of such additional shares; and provided, further, that in any case where such additional shares are to be issued in connection with the acquisition of new property, the net earnings of the property to be so acquired may be included on a pro forma basis in the foregoing computation, computed on the same basis as the net earnings of the Company (Section 2.B(b)(7)(i)); or

          2. Issue, sell or otherwise dispose of any shares of Senior Preferred Stock or of any other class of stock ranking prior to, or on a parity with, the Senior Preferred Stock as to dividends or assets, unless the Junior Stock Equity of the Company (as defined below) shall be not less than the aggregate amount payable on the involuntary dissolution, liquidation or winding-up of the Company, in respect of all shares of the Senior Preferred Stock and all shares of stock, if any, ranking prior thereto, or on a parity therewith, as to dividends or assets, which will be outstanding after the issue of the shares proposed to be issued. As used herein, "Junior Stock Equity of the Company" shall mean the aggregate of the par value of, or stated capital represented by, all stock (including the Junior Preferred Stock and the Common Stock) ranking junior to the Senior Preferred Stock as to dividends and assets, all earned surplus, capital or paid-in surplus, and any premiums on any such junior stock (Section 2.B(b)(7)(ii)).

          Without the consent of the holders of at least two-thirds of the total number of shares of the Senior Preferred Stock then outstanding, or at least two-thirds of the outstanding shares of the class of Senior Preferred Stock affected if only one such class is affected, the Company may not:

          1. Create or authorize any new stock ranking prior to the Senior Preferred Stock as to dividends or assets, or create or authorize any security convertible into shares of any such stock (Section
     2.B(b)(6)(i)); or

          2. Amend, alter or repeal any of the rights, preferences or powers of the Senior Preferred Stock so as to affect adversely such rights, preferences or powers (Section 2.B(b)(6)(ii)).



Registrar and Transfer Agent

          The Registrar and Transfer Agent for the Preferred Stock will be
_________________________.


Liability for Further Calls or Assessments

          The Preferred Stock, when duly issued, will be fully paid and non-assessable.

Preemptive or Other Subscription Rights

          The Preferred Stock is not entitled to any preemptive or other subscription rights.

Conversion Rights

          Upon issuance of a series of Preferred Stock, the Board of Directors may fix the rights of holders of shares convertible into stock of another class. No conversion rights have been granted respecting any outstanding Preferred Stock nor will the Preferred Stock have any such conversion rights.

Book-entry Only System

          Unless otherwise indicated in the applicable Prospectus Supplement, each new series of Preferred Stock will be issued initially under a book-entry only system and will be issued in the form of one or more fully registered stock certificates that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), or such other depository as may be subsequently designated, and registered in the name of Cede & Co., as nominee for DTC.

          So long as DTC, or its nominee, is the owner of any Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole registered holder of such Preferred Stock for all purposes under the Certificate of Incorporation. Payments of redemption price and dividends on such Preferred Stock will be made to DTC, or its nominee, as the case may be, as the holder of such Preferred Stock. Except as set forth below, owners of beneficial interests in such Preferred Stock will not be entitled to have any of the individual Preferred Stock registered in their names, will not receive or be entitled to receive physical delivery of any such Preferred Stock and will not be considered the holders thereof under the Certificate of Incorporation.

          If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed, the Company will issue certificates for Preferred Stock in exchange for the Preferred Stock held by DTC. In addition, the Company may at any time and in its sole discretion determine not to have all or any particular series of the Preferred Stock held by DTC and, in such event, will issue Preferred Stock certificates in exchange for such Preferred Stock held by DTC. In any such instance, an owner of a beneficial interest in Preferred Stock will be entitled to physical delivery of Preferred Stock certificates equal in par value to its beneficial interest and to have such Preferred Stock registered in its name.

          Upon the issuance of the Preferred Stock, DTC will credit, on its book-entry registration and transfer system, the respective par values of beneficial interests to the accounts of institutions that have accounts with DTC ("Participants"). The accounts to be credited will initially be designated by any Underwriter or the Company. Ownership of beneficial interests in the Preferred Stock will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in the Preferred Stock will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to the Participants' interests) or by Participants or persons that hold through Participants (with respect to persons other than Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities. Such limits and such laws may impair the ability to transfer beneficial interests in the Preferred Stock.

          Upon receipt of any payment of the redemption price or dividends in respect of Preferred Stock, DTC's current practice is to credit immediately Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the par value of such Preferred Stock as shown on the records of DTC. Payments by Participants to owners of beneficial interests in the Preferred Stock will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants, subject to any statutory or regulatory requirements that may be in effect from time to time. Conveyance of notices and other communications by DTC to Participants and by Participants to other beneficial owners will be governed by arrangements among them, subject to any statutory and regulatory requirements as may be in effect from time to time.

          Each purchaser of Preferred Stock must rely on (1) the procedures of DTC, and, if such purchaser is not a Participant, the procedures of the Participant through which such purchaser holds its beneficial interest, to receive payments and notices, and (2) the records of DTC and, if such purchaser is not a Participant, the records of the participant through which such purchaser holds its beneficial interest, to evidence its beneficial ownership of Preferred Stock.

          DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities of its Participants and facilitates the clearance and settlement of securities transactions among its Participants in such securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC's Participants include securities brokers and dealers (including any Underwriter of Preferred Stock), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

          The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

          NEITHER THE COMPANY, ANY UNDERWRITER NOR ANY AGENT FOR PAYMENT ON OR REGISTRATION OF TRANSFER OR EXCHANGE OF PREFERRED STOCK WILL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY OF THE RECORDS RELATING TO OR PAYMENTS MADE ON ACCOUNT OF BENEFICIAL INTERESTS IN ANY PREFERRED STOCK OR FOR MAINTAINING, SUPERVISING OR REVIEWING ANY RECORDS RELATING TO SUCH BENEFICIAL INTERESTS.



                      RATIO OF EARNINGS TO FIXED CHARGES
                           AND PREFERRED DIVIDENDS



                                              Twelve Months
         Year Ended December 31,                 Ended
                                             September 30,
  -------------------------------------      -------------

  1988     1989    1990    1991   1992       1992    1993
  ----     ----    ----    ----   ----       ----    ----

  2.11     1.75    1.79    2.16   2.25       2.15     2.54

          Earnings to Fixed Charges and Preferred Dividends represents the sum of Income Before Preferred Stock Dividends, Federal income taxes and interest expenses (which is reduced by capitalized interest), divided by Fixed Charges and Preferred Dividends. Fixed Charges and Preferred Dividends consist of interest on long and short-term debt (which is not reduced by capitalized interest), dividends on Preferred Stock on a pre-tax basis and amortization of debt discount. The ratios for the nine months ended September 30, 1992 and 1993 were 2.28 and 2.67, respectively.


                             PLAN OF DISTRIBUTION


          The Company may sell the Preferred Stock in one or more sales in any of three ways: (i) through one or more underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through one or more agents. The Prospectus Supplement relating to the Preferred Stock will set forth the terms of the offering of the Preferred Stock, including the name or names of any underwriters, dealers or agents, the purchase price of such Preferred Stock and the proceeds to the Company from such sale, any items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

          If underwriters are used in the sale, the Preferred Stock will be acquired by the underwriters as principals and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The underwriter or underwriters with respect to a particular underwritten offering of Preferred Stock will be named in the Prospectus Supplement relating to such offering. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Preferred Stock will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Preferred Stock if any is purchased; provided that the agreement between the Company and the underwriter or underwriters providing for the sale of the Preferred Stock may provide that under certain circumstances involving a default of underwriters, less than all of the Preferred Stock may be purchased.

          Preferred Stock may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the Preferred Stock in respect of which the Prospectus Supplement is delivered as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

          If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Preferred Stock from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

          Each Prospectus Supplement relating to a particular offering of Preferred Stock will contain a statement by the Company (i) as to whether or not the Company is able to predict the existence of a secondary market for such securities and, if such existence is predicted, as to the extent of such secondary market, and (ii) if such securities are to be purchased by an underwriter or underwriters, as to whether or not such underwriter or underwriters intend to make a market in such securities.

          Subject to certain conditions, the Company may agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including certain liabilities under the Securities Act of 1933.

                                LEGAL MATTERS

          Certain legal matters concerning the offering of Preferred Stock will be passed upon for the Company by Walter M. Braswell, Vice President, Secretary and General Counsel of the Company and Winthrop, Stimson, Putnam & Roberts, New York, New York, Special Counsel for the Company. Certain legal matters will be passed upon for any underwriters, dealers or agents by McCarter & English, Newark, New Jersey. At November 30, 1993, Mr. Braswell beneficially owned, or had the right to acquire through options, 6,997 shares of E'town's common stock.

                                   EXPERTS

          The consolidated financial statements and the related supplemental schedules incorporated in this Prospectus by reference from the Company's most recent Annual Report on Form 10-K have been audited by Deloitte & Touche, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

 Item 14.  Other Expenses of Issuance and
 Distribution.*

     Securities and Exchange Commission filing
     fee   . . . . . . . . . . . . . . . . . . .   $  9,311
     Costs of printing and engraving   . . . . .     10,000
     Legal fees and expenses   . . . . . . . . .     40,000
     Accounting fees and expenses  . . . . . . .     10,000
     Blue sky fees and expenses  . . . . . . . .      6,000
     Rating agency fees  . . . . . . . . . . . .     20,000
     Miscellaneous expenses  . . . . . . . . . .        689
                                                    -------

          Total  . . . . . . . . . . . . . . . .   $ 96,000
                                                   ========
     _____________________________
     *  All expenses except for the filing fee
     are estimated and relate to the initial sale of Preferred Stock hereunder.



Item 15.  Indemnification of Directors and Officers.

          Article XI of the Company's Certificate of Incorporation provides that the Company shall indemnify each director or officer of the Company and any person who, at the request of the Company, has served as a director, officer or trustee of another corporation in which the Company has a financial interest (or the legal representative of any such director, officer or trustee) against reasonable costs, expenses and counsel fees paid or incurred (including any judgments, fines or reasonable settlements exclusive of any amount paid to the Company in settlement) in connection with the defense of any action, suit or proceeding in which such person is named as a party by reason of having been such director, officer or trustee or by reason of any action taken or not taken in such capacity unless such director, officer or trustee is finally adjudged to have been derelict in the performance of his duties as director, officer or trustee. If any such action, suit or proceeding is settled or otherwise terminated as against such director, officer or trustee without a final determination on the merits and the Board of Directors of the Company shall determine that such director, officer or trustee has not in any substantial way been derelict in the performance of his duties as charged in such action, suit or proceeding, the Company shall indemnify such director, officer or trustee as aforesaid.

          Such rights of indemnification are not exclusive of any rights to which a director or officer of the Company may have pursuant to statute or otherwise.

          Section 14A:3-5 of the New Jersey Business Corporation Act (the "Act") gives a corporation the power, without a specific authorization in its Certificate of Incorporation or by-laws, to indemnify a corporate agent against expenses and liabilities incurred in connection with certain proceedings, involving the corporate agent by reason of his being or having been such a corporate agent, provided that with regard to a proceeding other than one by or in the right of the corporation, the corporate agent must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. In such proceeding, termination of a proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent does not of itself create a presumption that any such corporate agent failed to meet the above applicable standards of conduct.
The indemnification provided by the Act does not exclude any rights to which a corporate agent may be entitled under a Certificate of Incorporation, by-


law, agreement, vote of shareholders or otherwise. No indemnification, other than that required when a corporate agent is successful on the merits or otherwise in any of the above proceedings shall be allowed if such indemnification would be inconsistent with a provision of the Certificate of Incorporation, a by-law or a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action in effect at the time of the accrual of the alleged cause of action which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

          The Company also has insurance policies which, among other things, provide officers and directors liability coverage, individually and in the aggregate up to a limit of $20 million within a 12-month period.

Item 16.  Exhibits.

Exhibit No.    Description
- -----------    -----------

1(a) -         Form of Purchase Agreement

1(b) -         Form of Bid for the Purchase of Preferred Stock

1(c) -         Form of Public Invitation for Bids

4(a) -         Company's Certificate of Incorporation, as amended (filed as
               Exhibit 4(a)(1) to Registration Statement No. 33-32143)*

4(b) - Form of Certificate of Amendment, Description and Terms of the Cumulative Preferred Stock, $100 par value

4(c) - Form of Certificate of Amendment, Description and Terms of the Cumulative Preferred Stock--$25 Par, $25 par value

5    -         Opinion of the Company's General Counsel as to the legality of the securities being offered

12   -         Statement regarding computation of ratios

23(a)     -    Consent of the Company's General Counsel (contained in Exhibit
               5 hereto)

23(b)     -    Consent of Deloitte & Touche

24   -         Power of Attorney

______________________________
* Incorporated by reference.



Item 17.  Undertakings.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westfield and State of New Jersey, on the 14th day of January, 1994.

                                        ELIZABETHTOWN WATER COMPANY


                                        By /s/ ANDREW M. CHAPMAN
                                           ------------------------
                                              Andrew M. Chapman
                                              Senior Vice President, Chief
                                              Financial Officer and Treasurer


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


         Signature                      Title                    Date
        ------------                  --------                  ------


   /s/ ROBERT W. KEAN, JR.*   Chairman, Chief Executive  January 14, 1994
        Robert W. Kean, Jr.   Officer and Director
                              (Principal Executive
                              Officer)


   /s/ THOMAS J. CAWLEY*      President and Director     January 14, 1994
        Thomas J. Cawley



   /s/ WALTER M. BRASWELL     Vice President, Secretary  January 14, 1994
        Walter M. Braswell    and General Counsel



   /s/ GAIL P. BRADY          Vice President-Controller  January 14, 1994
        Gail P. Brady         (Principal Accounting
                              Officer)


   /s/ ANDREW M. CHAPMAN      Senior Vice President,     January 14, 1994
        Andrew M. Chapman     Chief Financial Officer
                              and Treasurer


   /s/ BRENDAN T. BYRNE*
        Brendan T. Byrne      Director                   January 14, 1994



   /s/ ANNE EVANS GIBBONS*    Director                   January 14, 1994
        Anne Evans Gibbons


   /s/ JOHN KEAN*             Director                   January 14, 1994
        John Kean



   /s/ ROBERT W. KEAN, III*   Director                   January 14, 1994
        Robert W. Kean, III



   /s/ ARTHUR P. MORGAN*      Director                   January 14, 1994
        Arthur P. Morgan



   /s/ BARRY T. PARKER*       Director                   January 14, 1994
        Barry T. Parker



 /s/ HENRY S. PATTERSON,II*   Director                   January 14, 1994
    Henry S. Patterson, II



   /s/ HUGO M. PFALTZ, JR.*   Director                   January 14, 1994
        Hugo M. Pfaltz, Jr.



/s/ CHESTER A. RING, III*     Director                   January 14, 1994
    Chester A. Ring, III





* By    /s/  ANDREW M. CHAPMAN
    ------------------------------
        Andrew M. Chapman
        Attorney-in-fact

                                 EXHIBIT INDEX



 Exhibit No.  Description
 -----------  ------------


 1(a)         Form of Purchase Agreement  . . . . . .


 1(b)         Form of Bid for the Purchase of
              Preferred Stock . . . . . . . . . . . .


 1(c)         Form of Public Invitation for Bids  . .


 4(a)         Company's Certificate of Incorporation,
              as amended (filed as Exhibit 4(a)(1) to
              Registration Statement No. 33-32143)


 4(b)         Form of Certificate of Amendment,
              Description and Terms of the Cumulative
              Preferred Stock, $100 par value . . . .


 4(c)         Form of Certificate of Amendment,
              Description and Terms of the Cumulative
              Preferred Stock -- $25 Par, $25 par
              value . . . . . . . . . . . . . . . .


 5            Opinion of the Company's General Counsel
              as to the legality of the securities
              being offered . . . . . . . . . . . . .

 12           Statement regarding computation of
              ratios  . . . . . . . . . . . . . . . .


 23(a)        Consent of the Company's General Counsel
              (contained in Exhibit 5 hereto)


 23(b)        Consent of Deloitte & Touche  . . . . .


 24           Power of Attorney . . . . . . . . . . .